UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
ZUORA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

May 23, 2024

Supplement No. 1 to Definitive Proxy Statement Relating to the 2024 Annual Meeting of Stockholders

Zuora, Inc. (“Zuora”) is filing this amendment and supplement (the “Supplement”), dated May 23, 2024 to its definitive proxy statement dated May 16, 2024 (the “Proxy Statement”) in connection with Zuora’s annual meeting of stockholders (the “Annual Meeting”) to be held virtually at www.virtualshareholdermeeting.com/ZUO2024 on Thursday, June 27, 2024 at 9:30 a.m. Pacific Time, solely to correct an inadvertent error with respect to the description of the voting standard for Proposal No. 4 (the “Charter Proposal”) to reflect that an abstention will have the effect of a vote against the Charter Proposal. Capitalized terms not defined in this Supplement have the terms set forth in the Proxy Statement.

Specifically, the second to last sentence of the first paragraph under “Voting Rights; Required Vote – Required Vote” on page 5 of the Proxy Statement is amended and restated as follows:

Abstentions (shares present at the Annual Meeting and marked “abstain”) are counted for purposes of determining whether a quorum is present and entitled to vote on the matter and have no effect on the outcome of the matters voted upon, except with respect to the approval to amend and restate the Current Charter, in which case abstentions will have the same effect as votes “AGAINST”, and the election of directors.

This Supplement should be read in conjunction with the Proxy Statement, which should be read in its entirety. Except as specifically amended by this Supplement, all information in the Proxy Statement remains unchanged and the Proxy Statement continues to be in full force and effect as originally filed. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. If you have already submitted a proxy and do not wish to change your vote, you need not take any further action. If you have submitted a proxy and wish to change your vote, you may revoke your proxy at any time before it is exercised at the Annual Meeting by: delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked; signing and delivering a proxy bearing a later date; voting again over the internet or by telephone; or voting at the Annual Meeting while the polls are open by visiting www.virtualshareholdermeeting.com/ZUO2024 (note that attendance at the Annual Meeting will not, by itself, revoke a proxy unless you vote again electronically at the Annual Meeting). Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.